Exhibit (d)(21)(vii)

EQ ADVISORS TRUST

FORM OF AMENDMENT NO. XX TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. XX effective as of ________, 2023 (“Amendment No. XX”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020, as amended, between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”) and AXA Investment Managers US Inc., a corporation organized in the State of Delaware (“AXA IM” or “Sub-Adviser”), (the “Agreement”).

WHEREAS, EQ/Core Plus Bond Portfolio, a series of EQ Premier VIP Trust (the “VIP Portfolio”), has been reorganized into EQ/Core Plus Bond Portfolio, a series of EQ Advisors Trust (the “New Portfolio”); and

WHEREAS, EIM and AXA IM have agreed to amend the Agreement to add the New Portfolio and remove the VIP Portfolio;

NOW THEREFORE, EIM and AXA IM agree to modify the Agreement as follows:

1.	New Portfolio. EIM hereby appoints AXA IM as a Sub-Adviser to an allocated portion of the New Portfolio.

2.	Duration of Agreement.

a.	With respect to the New Portfolio, the Agreement will continue in effect for a period of two years from the date first set forth above and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a), only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the Agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.	Appendix A. Appendix A to the Agreement is hereby replaced in its entirety by Appendix A attached hereto.

4.	Ratification. Except as modified and amended hereby, the Agreement is ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. XX as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		AXA INVESTMENT MANAGERS US INC.

By:		By:
	Kenneth Kozlowski		Name:
	Director, Executive Vice President and Chief Investment Officer		Title:

APPENDIX A

AMENDMENT NO. XX

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Related Portfolios	Annual Sub-Advisory Fee Rate**

High Yield Portfolios, which shall consist of the following Portfolios and Other Fund(s) ^ or Sub-Adviser Allocated Portion(s) identified directly below:

1290 VT High Yield Bond Portfolio*

EQ/Core Plus Bond Portfolio*

1290 High Yield Bond Fund, a series of 1290 Funds

0.39% of the High Yield Portfolios’ average daily net assets up to and including $50 million; 0.37% of the High Yield Portfolios’ average daily net assets in excess of $50 million and up to and including $250 million; 0.35% of the High Yield Portfolios’ average daily net assets in excess of $250 million and up to and including $500 million; and 0.33% of the High Yield Portfolios’ average daily net assets in excess of $500 million

SmartBeta Portfolios, which shall consist of the following Portfolio and Other Fund(s) or Allocated Portion(s) ^^:

1290 VT SmartBeta Equity ESG Portfolio

1290 SmartBeta Equity Fund, a series of 1290 Funds

0.150% of the SmartBeta Portfolios’ average daily net assets up to and including $100 million; 0.140% of the SmartBeta Portfolios’ average daily net assets in excess of $100 million and up to and including $250 million; 0.120% of the SmartBeta Portfolios’ average daily net assets in excess of $250 million.

Once the SmartBeta Portfolios’ average daily net assets exceed $500 million, a 0.120% sub-advisory fee will apply to all asset levels.

^

Other Funds or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “High Yield Portfolios.”

^^

Other Funds or Allocated Portions are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “SmartBeta Portfolios.”

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Portfolio/Sub-Adviser Allocation Portion that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Portfolio/Sub-Adviser Allocation Portfolio, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.